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                                                                     EXHIBIT 4.1


LINE OF CREDIT AGREEMENT

BANK ONE, MICHIGAN (the "Bank"), whose address is 611 Woodward Avenue, Detroit, Michigan 48226-3947, has approved the credit facilities listed below (collectively, the "Credit Facilities," and, individually, as designated below) to American Medical Technologies, Inc. (the "Borrower"), whose address is 5555 Bear Lane, Corpus Christi, Texas 78401 subject to the terms and conditions set forth in this agreement.

1.0      CREDIT FACILITIES.

         1.1 FACILITY A. The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $7,500,000.00 in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be in the form of disbursements evidenced by credits to the Borrower's account and shall be repayable as set forth in a Revolving Business Credit Note executed concurrently (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section 1 as the "Notes"). The proceeds of Facility A shall be used for the following purpose: working capital. Facility A shall expire September 30, 2002 unless earlier withdrawn.

              The Bank agrees to review Facility A on or before September 30 of each year to determine whether it desires to extend Facility A for an additional year. The performance of the review will not obligate the Bank to grant any extension. Such an extension will take place at the Bank's sole discretion and may be conditioned upon any changes in the terms of Facility A which the Bank may require at its sole discretion.

         1.2 FACILITY B (PURCHASE MONEY TERM LOANS AND/OR LEASES). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $250,000.00 in the aggregate at any one time outstanding ("Facility B"). Facility B shall be in the form of loans evidenced by the Borrower's notes on the Bank's form (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section 1 as the "Notes") or lease agreements on the Bank's standard lease form (referred to in this agreement as the "Leases"), the proceeds of which shall be used to purchase the following equipment - such equipment as is required in the normal course of business. Interest on each loan shall accrue at a rate to be agreed upon by the Bank and the Borrower at the time the loan is made. Rent under any Lease shall be in an amount to be negotiated by the Borrower and the Bank prior to funding of the Lease. The maturity of each note or the term of any Lease shall not exceed 60 months from the note date or lease commencement date. Notwithstanding the aggregate amount of Facility B stated above, the original principal amount of each loan shall not exceed the lesser of 80% of the cost of the equipment purchased with loan proceeds or $250,000.00, and the amount funded under each Lease shall not exceed the cost of the equipment. Facility B shall expire on September 30, 2001 unless earlier withdrawn.

2.0      CONDITIONS PRECEDENT.

         2.1 CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT. Before the first extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, the funding of a Lease or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

              A. LOAN DOCUMENTS. The Notes, and if applicable, the Leases, the letter of credit applications, the security agreement, financing statements, mortgage, guaranties, subordination agreements and any other loan documents which the Bank may reasonably require to give effect to the transactions described by this agreement;

              B. EVIDENCE OF DUE ORGANIZATION AND GOOD STANDING. Evidence satisfactory to the Bank of the due organization and good standing of the Borrower and every other business entity that is a party to this agreement or any other loan document required by this agreement;

              C. EVIDENCE OF AUTHORITY TO ENTER INTO LOAN DOCUMENTS. Evidence satisfactory to the Bank that (i) each party to this agreement and any other loan document required by this agreement is authorized to enter into the transactions described by this agreement and the other loan documents, and (ii) the person signing on behalf of each party is authorized to do so; and




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         2.2  CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT. Before any
              extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, the funding of a Lease or otherwise, the following conditions shall have been satisfied:

              A. REPRESENTATIONS. The Representations contained in this agreement shall be true on and as of the date of the extension of credit;

              B. NO EVENT OF DEFAULT. No event of default shall have occurred and be continuing or would result from the extension of credit;

              C. ADDITIONAL APPROVALS, OPINIONS, AND DOCUMENTS. The Bank shall have received such other approvals, opinions and documents as it may reasonably request.

3.0      FEES AND EXPENSES.

         3.1 FEES. Upon execution of this agreement, or as set forth below, the Borrower shall pay the Bank the following fees, all of which the Borrower acknowledges have been earned by the Bank: none.

         3.2 NONUSAGE FEE. The Borrower shall pay the Bank a nonusage fee on the average daily unused portion of Facility A at a rate of 1/8% per annum, payable quarterly in arrears within 30 days of the end of the quarter for which the fee is owing.

         3.3 OUT-OF-POCKET EXPENSES. The Borrower shall reimburse the Bank for its out-of-pocket expenses, and reasonable attorney's fees (including the fees of in-house counsel) allocated to the Credit Facilities.

4.0      SECURITY.

         4.1 Payment of the borrowings and all other obligations under the Credit Facilities shall be secured by a first security interest and/or real estate mortgage, as the case may be, covering the following property and all its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral"):

              A. ACCOUNTS RECEIVABLE. All of the Borrower's accounts, chattel paper, general intangibles, instruments, and documents (as those terms are defined in the Michigan Uniform Commercial
                  Code), rights to refunds of taxes paid at any time to any governmental entity, and any letters of credit and drafts under them given in support of the foregoing, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

              B. INVENTORY. All of the Borrower's inventory, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

              C. EQUIPMENT. All of the Borrower's equipment, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

              D. PATENTS, COPYRIGHTS, TRADEMARKS. All of the Borrower's present and future patents, copyrights, and trademarks. The Borrowers shall deliver to the Bank executed assignments, pledges and financing statements satisfactory to the Bank.

         4.2 No forbearance or extension of time granted any subsequent owner of the Collateral shall release the Borrower from liability.

         4.3 ADDITIONAL COLLATERAL/SETOFF. To further secure payment of the borrowings and all other obligations under the Credit Facilities and all of the Borrower's other liabilities to the Bank, the Borrower grants to the Bank a continuing security interest in: (i) all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity) and (ii) all balances of deposit accounts of the Borrower with the Bank. The Bank shall have the right at any time to apply its own debt or liability to the Borrower, or to any other party liable for payment of the obligations under the Credit Facilities, in whole or partial payment of such obligations or other present or future liabilities, without any requirement of mutual maturity.



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         4.4  CROSS LIEN. Any of the Borrower's other property in which the Bank has a security interest to secure payment of any other debt, whether absolute, contingent, direct or indirect, including the Borrower's guaranties of the debts of others, shall also secure payment of and be part of the Collateral for the Credit
              Facilities.

5.0 AFFIRMATIVE COVENANTS. So long as any debt or obligation remains outstanding under the Credit Facilities, the Borrower, and each of its subsidiaries, if any, shall:

         5.1 INSURANCE. Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as shall be in accordance with sound business and industry practices.

         5.2 EXISTENCE. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged to insure payment.

         5.3 FINANCIAL RECORDS. Maintain proper books and records of account, in accordance with generally accepted accounting principles where applicable, and consistent with financial statements previously submitted to the Bank. The Bank retains the right to inspect the Collateral and business records related to it at such times and at such intervals as the Bank may reasonably require.

         5.4 NOTICE. Give prompt notice to the Bank of the occurrence of (i) any Event of Default, and (ii) any other development, financial or otherwise, which would affect the Borrower's business, properties or affairs in a materially adverse manner.

         5.5 COLLATERAL AUDITS. Permit the Bank or its agents to perform periodic audits of the Collateral. The Borrower shall compensate the Bank for such audits in accordance with the Bank's schedule of fees as amended from time to time.

         5.6  MANAGEMENT. Maintain current management.

         5.7 FINANCIAL REPORTS. Furnish to the Bank whatever information, books, and records the Bank may reasonably request, including at a minimum: (If the Borrower has subsidiaries, all financial statements required will be provided on a consolidated and on a separate basis.)

              A. Promptly upon (i) furnishing to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements and (ii) filing with the Securities and Exchange Commission, copies of all registration statements and annual, quarterly, monthly or other regular reports, including but not limited to, the Borrower's and any subsidiary's 10Qs and 10Ks..

              B. Within five (5) days after filing, a signed copy of the annual tax return, with exhibits, of the Borrower.

6.0      NEGATIVE COVENANTS.

         6.1 DEFINITIONS. As used in this agreement, the following terms shall have the following respective meanings:

              A. "Debt Service" means for any period, principal and interest payments either paid or due during that period on all debt of the Borrower.

              B. "EBITDA" means for any period, net income plus to the extent deducted in determining net income, interest expense (including but not limited to imputed interest on capital leases), tax expense, depreciation, and amortization.

              C. "Subordinated Debt" means debt subordinated to the Bank in manner and by agreement satisfactory to the Bank.



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              D.  "Tangible Net Worth" means total assets less intangible assets, total liabilities, and all sums owing from stockholders, members, or partners, as the case may be, and from officers, managers, and directors. Intangible assets include goodwill, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expenses, and all other intangibles.

         6.2 Unless otherwise noted, the financial requirements set forth in this section shall be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

         6.3 Without the written consent of the Bank, so long as any debt or obligation remains outstanding under the Credit Facilities, the Borrower shall not: (where appropriate, covenants apply on a consolidated basis).

              A. DIVIDENDS. Acquire or retire any of its shares of capital stock, or declare or pay dividends or make any other distributions upon any of its shares of capital stock or percentage ownership interests, except dividends payable in its capital stock and dividends payable to "Subchapter S" corporation shareholders and distributions payable to LLC members in amounts sufficient to pay the shareholders' or members' income tax obligations related to the Borrower's taxable income.

              B. SALE OF SHARES. Issue, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire any such shares or securities.

              C. DEBT. Incur, or permit to remain outstanding, debt for borrowed money or installment obligations, except debt reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and not to be paid with proceeds of borrowings or leases under the Credit Facilities. For purposes of this covenant, the sale of any accounts receivable shall be deemed the incurring of debt for borrowed money.

              D. GUARANTIES. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

              E. LIENS. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities; and liens for taxes being contested in good faith.

              F. ADVANCES AND INVESTMENTS. Purchase or acquire any securities of, or make any loans or advances to, or investments in, any person, firm or corporation, except obligations of the United States Government, open market commercial paper rated one of the top two ratings by a rating agency of recognized standing, or certificates of deposit in insured financial institutions.

              G. USE OF PROCEEDS. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Bank's request, the Borrower shall furnish to the Bank a completed Federal Reserve Board Form U-1.

              H. TANGIBLE NET WORTH PLUS SUBORDINATED DEBT. Permit its Tangible Net Worth plus Subordinated Debt to be less than $7,500,000.00.

              I. LEVERAGE RATIO. Permit the ratio of its total liabilities to its Tangible Net Worth [plus Subordinated Debt] to exceed 1.50 to 1.00.

              J.  CASH FLOW COVERAGE RATIO.
                   For the four quarter period ending on the last day of the fiscal quarter immediately preceding the date of calculation, permit the ratio of the Borrower's EBITDA to its Debt Service, determined as of the end of each fiscal quarter, to be less than 2.00 to 1.00.





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7.0      REPRESENTATIONS BY BORROWER. Each Borrower represents that: (a) the execution and delivery of this agreement, the Notes, and the Leases and the performance of the obligations they impose do not violate any law, conflict with any agreement by which the Borrower is bound, or require the consent or approval of any governmental authority or other third party; (b) this agreement, the Notes, and the Leases are valid and binding agreements, enforceable in accordance with their terms; and (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, if other than a natural person, further represents that: (a) it is duly organized, existing and in good standing under the laws of the jurisdiction under which it was organized; and (b) the execution and delivery of this agreement, the Notes, and the Leases and the performance of the obligations they impose (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body; and (iii) do not contravene the terms of its articles of incorporation or organization, its bylaws, or any partnership, operating or other agreement governing its affairs.

8.0      DEFAULT/ACCELERATION.

         8.1 EVENTS OF DEFAULT/ACCELERATION. If any of the following events occurs, the Credit Facilities shall terminate and all borrowings and other obligations under them shall be due immediately, without notice, at the Bank's option whether or not the Bank has made demand.

                A. The Borrower or any guarantor of any of the Credit Facilities, the Notes or the Leases ("Guarantor") fails to pay when due any amount payable under the Credit Facilities or under any agreement or instrument evidencing debt to any creditor;
                B. The Borrower or any Guarantor (a) fails to observe or perform any other term of this agreement, the Notes, or the Leases; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than borrowings under the Credit Facilities) such that the creditor declares the debt due before its maturity;
                C. There is a default under the terms of any loan agreement, mortgage, security agreement or any other document executed as part of the Credit Facilities, or any guaranty of the obligations under the Credit Facilities becomes unenforceable in whole or in part, or any Guarantor fails to promptly perform under its guaranty;
                D. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower;
                E. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due;
                F. The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver or trustee for it or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation or similar laws of any jurisdiction;
                G. A custodian, receiver or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets without its consent and is not removed within 60 days after such appointment;
                H. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 60 days after commencement; or the Borrower or Guarantor consents to the commencement of such proceedings;
                I. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy or garnishment is issued against any property of the Borrower or any Guarantor;
                J.  The Borrower or any Guarantor dies;
                K. The Borrower or any Guarantor, without the Bank's written consent, (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases, or otherwise acquires a material part of the assets of any other corporation or business entity, except in the ordinary course of business, or (e) agrees to do any of the foregoing, (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower, so long as the Borrower is the survivor);
                L.  There is a substantial change in the existing or prospective financial condition of the Borrower or any Guarantor which the Bank in good faith determines to be materially adverse;
                    or
                M.  The Bank in good faith shall deem itself insecure.

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         8.2    REMEDIES. If the borrowings and all other obligations under the
                Credit Facilities are not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of the Credit Facilities, including, without limitation, reasonable attorney's fees and court costs (whether attributable to the Bank's in-house or outside counsel). These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

9.0      MISCELLANEOUS.

         9.1 Notice from one party to another relating to this agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or fax number set forth under its name below by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested,
                (c) first class or express mail, postage prepaid, (d) Federal Express or like overnight courier service or (e) fax, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this section shall be deemed delivered upon receipt if delivered by hand or wire transmission, 3 business days after mailing if mailed by first class, registered or certified mail, or one business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

         9.2 No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

         9.3 This agreement, the Notes, the Leases and any related loan documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement, the Notes or the Leases shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement, the Notes or the Leases in any other jurisdiction.

         9.4 The Borrower, if more than one, shall be jointly and severally liable.

         9.5 This agreement is delivered in the State of Michigan and governed by Michigan law. This agreement is binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns.

         9.6 Section headings are for convenience of reference only and shall not affect the interpretation of this agreement.

10.0 INFORMATION SHARING. The Bank may provide, without any limitation whatsoever, any information or knowledge the Bank may have about the undersigned or any matter relating to this agreement and any related documents to BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this agreement or any related documents, and the undersigned waives any right to privacy the undersigned may have with respect to such matters. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights or obligations in this agreement to one or more purchasers whether or not related to the Bank.


14.0 CONTINUED VALIDITY. This agreement embodies the entire agreement and understanding between the Bank and the Borrower and supersedes, amends, replaces and restates all prior agreements and understandings relating to its subject matter, including but not limited to the terms and conditions of the Line of Credit Agreement dated September 30, 1999, between the Bank and the Borrower.

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15.0     WAIVER OF JURY TRIAL. The Bank and the Borrower knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Borrower.

Executed by the parties on: September 21, 2000.

BANK ONE, MICHIGAN                      BORROWER
                                        American Medical Technologies, Inc.

By:    /s/ James L. Wolfington          By:  /s/ Ben J. Gallant
    --------------------------               -----------------------
         James L. Wolfington                     Ben J. Gallant

Its: Vice President                     Its: Chief Executive Officer
     --------------                         ------------------------
ADDRESS FOR NOTICES                     ADDRESS FOR NOTICES
125 South Main Street                   5555 Bear Lane
Ann Arbor, Michigan 48103               Corpus Christi, Texas 78401


Fax/Telex No. (734) 995-8000            Fax/Telex No. (361) 289-2681





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